Exhibit 99.2

CVS Health Corporation

OFFER TO EXCHANGE

$387,285,000 OUTSTANDING 4.75% SENIOR NOTES DUE 2022
AND
$296,255,000 OUTSTANDING 5.00% SENIOR NOTES DUE 2024

FOR

A LIKE PRINCIPAL AMOUNT OF CORRESPONDING NEW NOTES
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,

PURSUANT TO THE PROSPECTUS
DATED                 , 2016

THE EXCHANGE OFFER WILL EXPIRE AT         P.M., NEW YORK CITY TIME, ON                  , 2016 UNLESS EXTENDED (THE “EXPIRATION DATE”). TENDERS IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO         P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Registered Holders and Depository Trust Company Participants:

We are enclosing herewith the material listed below relating to the offer by CVS Health Corporation, a Delaware corporation (“CVS Health”), to exchange all of its issued and outstanding 4.75% Senior Notes due 2022 (the “Old 2022 Notes”) and issued and outstanding 5.00% Senior Notes due 2024 (the “Old 2024 Notes” and together with the Old 2022 Notes, the “Old Notes”), for a like principal amount of its 4.75% Senior Notes due 2022 (the “New 2022 Notes”) and 5.00% Senior Notes due 2024 (the “New 2024 Notes” and together with the New 2022 Notes, the “New Notes”), respectively, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), upon the terms and subject to the conditions set forth in the prospectus, dated                    , 2016 (the “Prospectus”), and the related Letter of Transmittal (which together constitute the “exchange offer”).

Enclosed herewith are copies of the following documents:

1.           Prospectus, dated                    , 2016;

2.           Letter of Transmittal (together with accompanying IRS Form W-9 and related Guidelines);

3.           Letter that may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee;

4.           Letter that may be sent from your clients to you with such clients’ instruction with regard to the exchange offer (included in item 3 above); and

5.           Letter to the holders of Old Notes.

We urge you to contact your clients promptly. Please note that the exchange offer will expire on the Expiration Date unless extended. The exchange offer is not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to CVS Health that:

•
it is not an affiliate of CVS Health within the meaning of Rule 405 of the Securities Act or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•
it is not participating, and it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•
it is not a broker-dealer who tendered 4.75% notes due December 1, 2022 issued by Omnicare, Inc. or 5.00% notes due December 1, 2024 issued by Omnicare, Inc. acquired directly from Omnicare, Inc. for its own account in exchange for the Old Notes;

•	if it is a broker dealer, it has not entered into any arrangement or understanding with CVS Health or any of CVS Health’s affiliates to distribute the New Notes;

•	it is acquiring the New Notes in the ordinary course of its business; and

•	it is not acting on behalf of any person or entity that could not truthfully make these representations.

If the exchange offeree is a broker-dealer holding Old Notes acquired for its own account as a result of market-making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes received in respect of such Old Notes pursuant to the exchange offer.

If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it acknowledges that it will deliver a prospectus in connection with any resale of such New Notes.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

CVS Health will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of Old Notes pursuant to the exchange offer. CVS Health will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the information agent and exchange agent by calling D.F. King & Co., Inc. at (866) 745-0265 (bankers and brokers call: (212) 269-5550).

Very truly yours,

CVS HEALTH CORPORATION